Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-222388 and 333-219576) of our report dated March 14, 2018, relating to the consolidated financial statements of Bancorp 34, Inc., appearing in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Moss Adams LLP
Scottsdale, Arizona
March 14, 2018